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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM T-3
              FOR APPLICATION FOR QUALIFICATION OF INDENTURE UNDER
                        THE TRUST INDENTURE ACT OF 1939

                      POLYTAMA INTERNATIONAL FINANCE B.V.
                                    (ISSUER)

                             P.T. POLYTAMA PROPINDO
                                  (GUARANTOR)

                              (NAME OF APPLICANT)


         C/O MEESPIERSON TRUST B.V.                   MIDPLAZA 2 BUILDING, 20TH FLOOR
            AERT VAN NESSTRAAT 45                     JALAN JEND. SUDIRMAN KAV, 10-11
                  4TH FLOOR                                    JAKARTA 10220
             3012 CA ROTTERDAM,                                  INDONESIA
               THE NETHERLANDS                            (011)(62)(21) 570-3883
           (011)(31)(10) 403-5843
  (ADDRESS AND TELEPHONE NUMBER OF ISSUER'S          (ADDRESS AND TELEPHONE NUMBER OF
        PRINCIPAL EXECUTIVE OFFICES)             GUARANTOR'S PRINCIPAL EXECUTIVE OFFICES)

          SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED

               TITLE OF CLASS                                     AMOUNT
               --------------                                     ------
          Guaranteed Secured Notes                            US$200,000,000
              due June 15, 2007

                 APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
    As promptly as possible after the Effective Date of this Application for
                                 Qualification

                     Name and Address of Agent for Service:
                             CT Corporation System
                                 1633 Broadway
                            New York, New York 10069
                                 (212) 245-4107

                                    COPY TO:
                             JEROME L. COBEN, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                           LOS ANGELES, CA 90071-3144

     The Obligor hereby amends this application for qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of a further amendment which specifically states that it shall supersede this amendment, or (ii) such date as the Commission, acting pursuant to Section 307(c) of the Act, may determine upon the written request of the Obligor.

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

          CONTENTS OF AMENDMENT NO. 1 TO APPLICATION FOR QUALIFICATION

     This Amendment No. 1 to the applicants' Application for Qualification of Indenture on Form T-3 filed on July 13, 1998 (File No. 022-22385-01) (the "Application") is submitted to file the statement of eligibility and qualification of the Trustee under the Indenture to be qualified and certain ancillary documents relating to the Consent Solicitation included in the Application.

This Amendment comprises:

     (a) Pages numbered one to five, consecutively;

     (b) The statement of eligibility and qualification of the Trustee under the Indenture to be qualified (on Form T-1 hereby incorporated by reference to Exhibit 99 attached hereto);

     (c) The following exhibits, in addition to those filed as a part of the statement of eligibility and qualification of the Trustee:

           (i)     Exhibit T3A.1    --   Articles of Association of the Issuer (filed with
                                         Registration Statement on Form F-1 (333-6854), Exhibit No.
                                         3.1, and included herein by reference).

           (ii)    Exhibit T3A.2    --   Article of Association of the Company (filed with
                                         Registration Statement on Form F-1 (333-6854), Exhibit No.
                                         3.2, and included herein by reference).

           (iii)   Exhibit T3B      --   Not applicable.

           (iv)    Exhibit T3C.1    --   Indenture dated as of June 1, 1997 between the Issuer, the
                                         Company, as Guarantor, and the Bank of New York, as Trustee
                                         (filed with Registration Statement on Form F-1 (333-6854),
                                         Exhibit No. 4.1, and included herein by reference).

           (v)     Exhibit T3C.2    --   Form of First Supplemental Indenture to be dated as of
                                                     , 1998 between the Issuer, the Company, as
                                         Guarantor, and the Bank of New York, as Trustee
                                         (incorporated by reference to Exhibit T3C.2 to the
                                         Application).

           (vi)    Exhibit T3D      --   Not applicable.

           (vii)   Exhibit T3E.1    --   Consent Solicitation Statement, dated July 13, 1998
                                         (incorporated by reference to Exhibit T3E.1 to the
                                         Application).

           (viii)  Exhibit T3E.2    --   Consent Form, dated July 13, 1998 (incorporated by reference to Exhibit T3E.2 to the Application).

           (ix)    Exhibit T3E.3*   --   Revised Consent Form, as distributed to Holders of the Notes on July 14, 1998.

           (x)     Exhibit T3E.4    --   Letter to Brokers, Dealers, Commercial Banks, Trust
                                         Companies and Other Nominees, dated July 13, 1998
                                         (incorporated by reference to Exhibit T3E.3 to the
                                         Application).

           (xi)    Exhibit T3E.5*   --   Letter to Brokers, Dealers, Commercial Banks, Trust
                                         Companies and Other Nominees, dated July 14, 1998.

           (xii)   Exhibit T3E.6*   --   Letter to Holders, dated July 14, 1998.

           (xiii)  Exhibit T3F      --   Cross-Reference Sheet (incorporated by reference to Exhibit
                                         T3F to the Application).

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

           (xiv)   Exhibit 99*      --   Form T-1 Statement of Eligibility under the Trust Indenture
                                         Act of 1939, as amended, of the Bank of New York, as Trustee with respect to the Modified Notes.

---------------
* Filed herewith. All other exhibits have been previously filed.

                                   SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, Polytama International Finance B.V., a corporation organized and existing under the laws of The Netherlands, has duly caused this Amendment No. 1 to the Application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Rotterdam, The Netherlands on July 15, 1998.

(SEAL)
                                          POLYTAMA INTERNATIONAL FINANCE B.V.

                                          MeesPierson Trust B.V., in its
                                          capacity as
                                          Managing Director

                                          By:  /s/ DORINE C. VAN DER POEL
                                            ------------------------------------
                                                    Name: Dorine C. van der Poel
                                                    Title: Authorized Signatory

Attest: /s/ A. HAKSTEEG
      --------------------------------
       Name: A. Haksteeg
       Title: Authorized Signatory

                                   SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, P.T. Polytama Propindo, a corporation organized and existing under the laws of the Republic of Indonesia, has duly caused this Amendment No. 1 to the Application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Jakarta, Indonesia on July 15, 1998.

(SEAL)
                                          P.T. POLYTAMA PROPINDO

                                          By:     /s/ HONGGO WENDRATNO
                                            ------------------------------------
                                                      Name: Honggo Wendratno
                                                      Title: President Director

Attest: /s/ HORACIO U. MARASIGAN
      -------------------------------------------------------
       Name: Horacio U. Marasigan
       Title: Director/Principal Financial Officer

                                 EXHIBIT INDEX

      EXHIBIT                                  DESCRIPTION
      -------                                  -----------
  Exhibit T3A.1   --   Articles of Association of the Issuer (filed with
                       Registration Statement on Form F-1 (333-6854), Exhibit No.
                       3.1, and included herein by reference).
  Exhibit T3A.2   --   Article of Association of the Company (filed with
                       Registration Statement on Form F-1 (333-6854), Exhibit No.
                       3.2, and included herein by reference).
  Exhibit T3B     --   Not applicable.
  Exhibit T3C.1   --   Indenture dated as of June 1, 1997 between the Issuer, the
                       Company, as Guarantor, and the Bank of New York, as Trustee
                       (filed with Registration Statement on Form F-1 (333-6854),
                       Exhibit No. 4.1, and included herein by reference).
  Exhibit T3C.2   --   Form of First Supplemental Indenture to be dated as of
                                   , 1998 between the Issuer, the Company, as
                       Guarantor, and the Bank of New York, as Trustee.
                       (incorporated by reference to Exhibit T3C.2 to the
                       Application).
  Exhibit T3D     --   Not applicable.

  Exhibit T3E.1   --   Consent Solicitation Statement, dated July 13, 1998
                       (incorporated by reference to Exhibit T3E.1 to the
                       Application).
  Exhibit T3E.2   --   Consent Form, dated July 13, 1998 (incorporated by reference to Exhibit T3E.2 to the Application).
  Exhibit T3E.3*  --   Revised Consent Form, as distributed to Holders of the Notes on July 14, 1998.
  Exhibit T3E.4   --   Letter to Brokers, Dealers, Commercial Banks, Trust
                       Companies and Other Nominees, dated July 13, 1998
                       (incorporated by reference to Exhibit T3E.3 to the
                       Application).
  Exhibit T3E.5*  --   Letter to Brokers, Dealers, Commercial Banks, Trust
                       Companies and Other Nominees, dated July 14, 1998.
  Exhibit T3E.6*  --   Letter to Holders, dated July 14, 1998.
  Exhibit T3F     --   Cross-Reference Sheet (incorporated by reference to Exhibit
                       T3F to the Application).
  Exhibit 99*     --   Form T-1 Statement of Eligibility under the Trust Indenture
                       Act of 1939, as amended, of the Bank of New York, as Trustee with respect to the Modified Notes.

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* Filed herewith. All other exhibits have been previously filed.

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